UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) November 22, 2006 (November 16, 2006)

COMMISSION FILE NUMBER: 333-102885

THE BRICKMAN GROUP, LTD.

(Exact name of registrant as specified in its charter)

Delaware	23-2949247
(State of incorporation)	(I.R.S. Employer Identification No.)

18227 Flower Hill Way, Suite D Gaithersburg, Maryland	20879
(Address of Principal Executive Offices)	(Zip Code)

(301) 987-9200

(Registrant’s Telephone Number, Including Area Code)

Not applicable

(Former name or address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under Securities Act {17 CFR 230.425}

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

The Brickman Group, Ltd. is not currently required by law to file reports under Section 13 or 15(d) of the Securities and Exchange Act of 1934, as amended, because at the beginning of its current fiscal year its 11.75% senior subordinated notes due 2009 were held of record by less than 300 persons. The Brickman Group, Ltd. is therefore not currently an “issuer” for purposes of Section 2(a)(7) of the Sarbanes-Oxley Act of 2002. The Brickman Group, Ltd. voluntarily files quarterly and annual reports on Forms 10-Q and 10-K and current reports on Form 8-K with the Securities and Exchange Commission in compliance with the indenture governing its senior subordinated notes.

ITEM 1.01. Entry into a Material Definitive Agreement.

On November 16, 2006, Brickman Group Holdings, Inc. (“Holdings”), the corporate parent and sole shareholder of The Brickman Group, Ltd. (the “Company”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with BG Holding LLC (“Buyer”), BG Intermediate Corp. (“Intermediate Holdco”) and BG Acquisition Corp. (“Merger Sub”) and (only for purposes of Articles XI and XIII of the Merger Agreement) Green Equity Investors IV, L.P. (“GEI”). Buyer is a holding company sponsored by GEI, a private equity investment fund affiliated with Leonard Green & Partners, L.P. Pursuant to the Merger Agreement, and subject to the terms and conditions set forth therein, Merger Sub will be merged with and into Holdings, with Holdings being the surviving corporation of the merger.

Following the merger, Scott Brickman will remain Chief Executive Officer of the Company and no changes to the current management team are anticipated as a result of the merger. Members of the Brickman family and the management team of the Company will retain a significant ownership position in the Company through their investment in Buyer (as described below).

The Merger Agreement contains customary representations and warranties and covenants of the parties.

Buyer’s obligations to consummate the transactions contemplated by the Merger Agreement are subject to customary conditions, including without limitation: (i) the accuracy of representations and warranties of Holdings in the Merger Agreement as of the closing; (ii) performance in all material respects of Holdings’ covenants and agreements in the Merger Agreement; (iii) the expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”); (iv) no judgment, order or decree having been entered which would prevent or declare void or unlawful the consummation of the transactions contemplated by the Merger Agreement; (v) since the date of the Merger Agreement, no material adverse change to the financial condition, results of operations, business, operations or liabilities of Holdings and its subsidiaries taken as a whole (subject to certain exceptions, a “Material Adverse Effect”); (vi) the termination by Holdings of specified affiliate contracts and agreements; (vii) current shareholders of Holdings having contributed to Buyer a substantial amount of common stock of Holdings in return for a substantial portion of the equity securities of Buyer (the “Rollover”) pursuant to a Purchase and Exchange Agreement (shareholders of Holdings who have already executed the Purchase and Exchange Agreement have committed to contribute no less than approximately 85% of the minimum amount of common stock required to be contributed to Buyer pursuant to the Rollover); (viii) each shareholder participating in the Rollover having entered into a limited liability company agreement for Buyer containing the terms set forth in an agreed term sheet and such other terms as are not inconsistent with such terms (as such other terms are reasonably agreed upon by GEI and Scott Brickman) (the “LLC Agreement”); (ix) the delivery by Holdings of certain notices, legal opinions and instructions in connection with the redemption and discharge of the Company’s senior subordinated notes and (x) the delivery by Holdings to Buyer of certain certified documents, certificates and payoff letters as specified in the Merger Agreement. Buyer’s obligations under the Merger Agreement are not conditioned upon its receipt of debt financing.

Holdings’ obligations to consummate the transactions contemplated by the Merger Agreement are subject to customary conditions, including without limitation: (i) the accuracy of representations and warranties of Buyer in the Merger Agreement as of the closing; (ii) performance in all material respects of Buyer’s covenants and agreements in the Merger Agreement; (iii) the expiration of the waiting period under the HSR Act; (iv) no judgment, order or decree having been entered which would prevent or declare void or unlawful the consummation of the transactions contemplated by the Merger Agreement; (v) approval of the Merger Agreement and the transactions contemplated thereby by the requisite vote of stockholders of Holdings (this approval has already been obtained); (vi) Buyer and BG Investment LLC (an entity controlled by GEI) having entered into the LLC Agreement; and (vii) the delivery by Buyer to Holdings of certain certified documents, certificates and evidence of director and officer insurance as specified in the Merger Agreement.

Although Buyer’s obligations are not conditioned upon its receipt of debt financing, Buyer intends to finance the transactions contemplated by the Merger Agreement with $575 million of debt. Simultaneously with the execution of the Merger Agreement, Buyer delivered to Holdings (1) a commitment letter from Lehman Brothers Inc. and certain of its affiliates (collectively, “Lehman”) to provide $350 million of senior term loan borrowings and a $50 million revolving credit facility to Intermediate Holdco and Merger Sub (and, upon consummation of its merger into Holdings, Holdings) (the “Senior Commitment Letter”) and (2) a commitment letter from TCW/Crescent Mezzanine Management IV, LLC on behalf of one or more of its managed accounts (“TCW”) to provide $225 million of debt financing in the form of senior subordinated notes to Merger Sub (and, upon consummation of its merger into Holdings, Holdings) (the “Mezzanine Commitment Letter”).

The obligations of Lehman to provide the borrowings and facilities contemplated by the Senior Commitment Letter are subject to customary conditions including without limitation: (i) the absence of a Material Adverse Effect since September 30, 2006; (ii) the absence of any event since September 30, 2006 that the lenders reasonably determine has caused or could reasonably be expected to cause a material adverse change in or affecting the validity or enforceability of the loan documents; (iii) the affording of a 21 consecutive day period (excluding the period from December 18, 2006 through January 2, 2007) to syndicate the credit facilities; (iv) the accuracy of Holdings’ representations contained in the Merger Agreement that are material to the interests of the lenders and certain other specified representations; (v) the execution of definitive loan documents reasonably satisfactory to the lenders; (vi) the receipt of equity financing for at least 30% of the pro forma capitalization of Holdings following the merger; (vii) the receipt, at least 30 days prior to the closing date, of 2003-2005 audited financials and unaudited financials for each quarter thereafter available as of the closing date complying with Regulation S-X for a Form S-1 registration statement; (viii) the absence of liens other than permitted liens or liens to be discharged substantially concurrently with closing; (ix) the receipt of at least $225 million in mezzanine debt financing; and (x) the receipt of customary certificates and legal opinions.

The obligations of TCW to provide the financing contemplated by the Mezzanine Commitment Letter are subject to customary conditions, including without limitation conditions similar to those described above for the Senior Commitment Letter.

In addition to the equity to be contributed in the Rollover, GEI has delivered to Buyer and Holdings a commitment letter setting forth its commitment to provide $222 million of equity financing to Buyer, subject to the conditions of Buyer’s obligations to consummate the transactions set forth in the Merger Agreement. In connection with the Mezzanine Commitment Letter and subject to the terms and conditions set forth therein, TCW has given a commitment to provide an additional $50 million of equity financing to Buyer.

The Merger Agreement permits Holdings or Buyer, Intermediate Holdco and Merger Sub to terminate the Merger Agreement for various reasons, including if the merger has not been consummated on or before February 28, 2007 (or, under certain circumstances relating to a termination by Holdings, if the merger has not been consummated on or before February 14, 2007).

If Holdings terminates the Merger Agreement under circumstances where either (i) the conditions to Buyer’s obligations to close the transactions under the Merger Agreement have been satisfied or stand ready to be satisfied by Holdings at the closing and Buyer has not consummated the merger by February 14, 2007 or (ii) there has been a material breach of the Merger Agreement by Buyer that prevents the satisfaction of Holdings’ conditions to closing, Buyer would be required to pay Holdings a termination fee of $25 million (the “Termination Fee”). Buyer’s obligation to pay the Termination Fee and to pay certain collection costs that may be incurred by Holdings in connection therewith are guaranteed by GEI. The payment of the Termination Fee and such collection costs are the sole and exclusive remedy of Holdings for any breach of the Merger Agreement by Buyer, Intermediate Holdco or Merger Sub prior to such a termination of the Merger Agreement.

In connection with the closing of the transactions contemplated by the Merger Agreement, the Company intends to redeem all of its 11 3/4% Senior Subordinated Notes due 2009.

Subject to the terms and conditions of the Merger Agreement, the transactions contemplated by the Merger Agreement are currently expected to close in January 2007.

ITEM 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

(e) On November 16, 2006, in connection with the Merger Agreement, the Company, Holdings, Buyer and Scott W. Brickman entered into an Employment Agreement. The Employment Agreement would supersede Mr. Brickman’s current employment agreement but only becomes effective at the time the merger contemplated by the Merger Agreement occurs. If the Merger Agreement is terminated, the Employment Agreement would be null and void and Mr. Brickman’s current employment agreement would remain in effect.

Under the terms of the Employment Agreement, Mr. Brickman would continue as the President and Chief Executive Officer of the Company and Holdings, his base salary would be $500,000 per annum (subject to annual adjustment based on the consumer price index), he would be entitled to a performance bonus subject to achievement of performance targets calculated in the same manner as his current employment agreement with the Company, and he would be provided other benefits and perquisites described in the Employment Agreement.

The foregoing summary is not a complete description of the Employment Agreement and is qualified in its entirety by reference to the Employment Agreement filed as Exhibit 10.1 to this Form 8-K and incorporated in this Item 5.02 by this reference.

ITEM 9.01. Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description
10.1	Employment Agreement, dated November 16, 2006, by and among BG Holding LLC, The Brickman Group, Ltd., Brickman Group Holdings, Inc. and Scott Brickman

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

The Brickman Group, Ltd.
(Registrant)

Date: November 22, 2006

/s/ Timothy H. Pease
Chief Financial Officer